SAFEWAY 401(k) SAVINGS PLAN

Financial Statements as of and for the
Years Ended December 31, 2001 and 2000,
Supplemental Schedule as of December 31,
2001 and Independent Auditors’ Report

SAFEWAY 401(k) SAVINGS PLAN

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000:

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-7

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2001 -

Form 5500, Schedule H, Part IV, Line 4i — Supplemental Schedule of Assets Held for Investment Purposes	8

[Deloitte & Touche LLP letterhead]

INDEPENDENT AUDITORS’ REPORT

 Safeway Benefit Plans Committee
     and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Savings Plan (the “Plan”) as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes as of December 31, 2001 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2001 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as whole.

/s/ Deloitte & Touche LLP
San Francisco, CA
June 26, 2002

SAFEWAY 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2001 AND 2000 (In thousands)

	2001	2000
ASSETS:
Investments at fair value:
Investment funds	$70,153	$80,450
Safeway common stock	64,601	101,207
Short-term investment funds	12,034	15,235
Participant loans	5,433	5,838

Total	152,221	202,730
Investments at contract value - guaranteed investment contracts	34,851	29,698

Total investments	187,072	232,428

Receivables:
Due from broker for securities sold	224	2,133
Contributions receivable	—	112

Total receivables	224	2,245

Total assets	187,296	234,673
LIABILITIES -
Due to broker for securities purchased	109	146

NET ASSETS AVAILABLE FOR BENEFITS	$187,187	$234,527

See notes to financial statements.

SAFEWAY 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2001 AND 2000 (In thousands)

	2001	2000
ADDITIONS TO NET ASSETS AVAILABLE FOR BENEFITS:
Investment (loss) income:
Net (depreciation) appreciation in fair value of investments	$(43,016)	$40,710
Interest and dividends	4,367	3,428

Total investment (loss) income	(38,649)	44,138
Participant contributions	4,871	5,025

Total (deductions) additions	(33,778)	49,163

DEDUCTIONS FROM NET ASSETS AVAILABLE FOR BENEFITS:
Benefits paid to participants	13,405	17,944
Administrative expenses	157	82

Total deductions	13,562	18,026

NET (DECREASE) INCREASE	(47,340)	31,137
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	234,527	203,390

End of year	$187,187	$234,527

See notes to financial statements.

SAFEWAY 401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000

1.	DESCRIPTION OF THE PLAN

The following description of the Safeway 401(k) Savings Plan (the “Plan”) is provided for general information only. The following description reflects all Plan amendments through December 31, 2001. On April 8, 1997, Safeway Inc. (the “Company”) acquired all of the outstanding common stock of The Vons Companies, Inc. (“Vons”). Vons has remained the Plan Sponsor with a change in the Plan administrator to the Benefit Plans Committee of Safeway. Effective July 1, 1997, the Plan was amended to substantially conform to the Safeway 401(k) Plan and Trust. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions.

General - The Plan is a defined contribution plan which generally covers all active nonunion employees having at least one year of service, age 21 or older and not participating in any other qualified defined contribution plan. Employees hired subsequent to July 1, 1997 participate in the Safeway 401(k) Plan and Trust. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions - Employees may elect to contribute between 1% and 18% (25% effective April 1, 2001) of their eligible pay up to a maximum of $10,500 for the years ended December 31, 2001 and 2000. Participants may direct their contributions to one of nine investment options. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Distributions after age 59½ are taxed as ordinary income and are subject to withholding. The Plan was amended to disallow employer contributions after July 1, 1997.

Trustee - The trustee of the Plan was Merrill Lynch Trust Company until March 31, 2001. Effective April 1, 2001, the trustee was changed to Wells Fargo Bank, N.A. The recordkeeper is Merrill Lynch Howard Johnson & Company.

Investment Options - Participants may direct their contributions to any one or combination of nine investment funds, as elected by the participant. Participants may change their investment options on a daily basis.

Vesting - All contributions made after December 31, 1995 are fully vested. All Vons’ pre-1995 match amounts shall become vested in accordance with the following table:

Vested
Percentage
Years of vesting service:
Less than 3	0%
3 but less than 4	20%
4 but less than 5	40%
5 but less than 6	60%
6 but less than 7	80%
7 or more	100%

Participant Accounts - Each participant’s account is credited with the participant’s contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the Funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested accounts.

Participant Loans - Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed 5 years (4 years effective April 1, 2001), except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account and bear interest at the prime rate as published in the Wall Street Journal on the first business day of each week in which the loan originated, plus 1%. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2001 and 2000, respectively, there were 451 and 467 loans outstanding with interest rates ranging from 5.75% to 10.50%

Hardship Withdraws - Participants are not able to take hardship withdrawal distributions.

Payment of Benefits - Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70½, (b) to receive an immediate lump sum distribution as cash, as Safeway stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) to receive a series of payments over a period of years not to exceed the participant’s life expectancy. If the participant’s vested account is $5,000 or less, the participant will receive an immediate lump sum distribution.

Plan Termination - Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the fair value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared using the accrual method of accounting.

Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value, except for guaranteed investment contracts, which are stated at contract value in accordance with the Department of Labor reporting requirements for Form 5500 (see Note 4 for the fair value and the method of its determination for guaranteed investment contracts). The fair values of the Plan’s other investments are determined based on quoted market prices which represent the net asset value of shares held by the Plan at year-end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

The estimated fair value of guaranteed investment contracts presented in Note 4 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Income Taxes - The Internal Revenue Service issued a Determination Letter dated November 20, 1996 stating that the Plan as then designed satisfied the requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator, after consultation with Plan tax counsel, believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code, and that the Plan was qualified and the related trust was trust-exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

3.	INVESTMENTS

The fair values of individual investments that represented 5% or more of the Plan’s net assets at December 31, 2001 and 2000 were as follows (in thousands):

	2001	2000

Transamerica Life	$13,712	$12,753
Safeway Common Stock	64,601	101,207
Asset Allocation Fund	—	21,684
Merrill Lynch S&P 500 Stock Fund	48,222	47,740
State Street Bank	11,702	—
SEI Stable Asset Fund	11,583	—
PIMCO Total Return Fund CI A	11,712	—

During the years ended December 31, 2001 and 2000, net (depreciation) appreciation of assets recorded at fair value, including net realized gains and loss was as follows (in thousands):

	2001	2000

Investment funds	$(10,337)	$(10,260)
Common stock	(32,679)	50,970

Total	$(43,016)	$40,710

4.	GUARANTEED INVESTMENT CONTRACTS

The Plan maintains guaranteed investment contracts with insurance companies. The insurance companies were selected based on fiscal safety and soundness, insurance rating and rate of return. The Plan is not aware of any event or occurrence that would impair the value of these investments. At December 31, 2001 and 2000, no valuation reserves were required.

The guaranteed investment contracts are recorded in the financial statements at contract value in accordance with annual reporting requirements of the Department of Labor Form 5500. Such contract values were $34,851,000 and $29,698,000 at December 31, 2001 and 2000, respectively. The fair values of guaranteed investment contracts are estimated by independent investment managers using contract value at maturity discounted to the present value based on current yields of financial instruments with similar maturities. The estimated fair values approximate contract value at December 31, 2001 and 2000 and were $48,061,960 and $45,854,052, respectively.

The average yield on guaranteed investment contrasts for the years ended December 31, 2001 and 2000 was 6.88% and 7.05%, respectively. The average crediting interest rate was 6.79% and 6.96% at December 31, 2001 and 2000, respectively.

5.	PARTY-IN-INTEREST TRANSACTIONS

The plan’s investments include Safeway Inc. common stock, representing party-in-interest transactions that qualify as exempt prohibited transactions.

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SAFEWAY 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4I — SUPPLEMENTAL SCHEDULE
OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2001 (in thousands)

Asset Name	Current
and Description	Value

Guaranteed Investment Contracts:
John Hancock, #9622, 6.09%	$1,510
John Hancock GAC — #14694, 7.01%	4,672
State Street Bank #99002, 7.23%	11,702
Transamerica Life #76893, 7.23%	13,712
Travelers GR-17771, 7.03%	3,256
Short Term Investment Funds:
SEI Stable Asset Fund #190947, 5.88%	11,583
SEI Stable Asset Fund #190961, 6.06%	451
*Safeway Common Stock (1,547,333 shares)	64,601
Merrill Lynch S&P 500 Stock Fund (3,424,890 units)	48,222
TCW Galileo Small Capital Growth Fund I (157,974 units)	2,967
PIMCO Total Return Fund CI A (1,119,694 units)	11,712
Alliance Premier Growth Fund CI A (149,993 units)	3,048
Alliance Growth and Income Fund (386,124 units)	1,386
State Street Research Aurora Fund (77,903 units)	2,520
ING Pilgrim International Value Fund (23,125 units)	297
Participant Loans (451 loans, interest ranging from 5.75% to 10.50%)	5,433

TOTAL	$187,072

* Represents a party-in-interest transaction.